EXHIBIT 99.1

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                                  NEWS RELEASE

        DATE:           March 20, 2006   9:00 a.m. E.S.T.
        CONTACT:        James L. Saner, Sr., President and CEO
                        MainSource Financial Group   812-663-0157


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               MainSource Financial Group Acquires Union Community
             Bancorp and Union Federal Savings and Loan Association


MainSource Financial Group, Inc., Greensburg, Indiana (NASDAQ: MSFG) - James L. Saner, Sr., President and Chief Executive Officer of MainSource Financial Group, Inc. today announced the consummation of the acquisition of Union Community Bancorp and its wholly owned subsidiary, Union Federal Savings and Loan Association. With total assets of approximately $260 million, Union Federal operates six offices in Montgomery, Warren, Tippecanoe and Fountain County, Indiana.

Mr. Saner stated, "I am pleased to welcome the employees and customers of Union Federal Savings and Loan Association into MainSource Financial Group. We remain committed to our community banking philosophy and this transaction reaffirms our long-term strategic objective of preserving the local decision-making and personal customer service that is quickly being abandoned in the smaller communities. We feel that this type of service, combined with MainSource Financial Group's exceptional product offerings, provides the Union Federal Savings and Loan customers a unique opportunity to manage all of their financial needs from one location."

Mr. Saner continued, "This acquisition will expand MainSource Financial Group's presence in Indiana to 60 offices in 27 counties. MainSource Financial Group is currently one of the top 20 multi-bank holding companies that is publicly traded in the state of Indiana and we are proud to continue our growth in new areas. Also, the addition of these locations provides a geographic connection between our Indiana and Illinois banking centers."

As a result of the closing of the merger, Union Federal has changed its name to MainSource Bank - Crawfordsville. New signs as well as the MainSource logo will be prominently displayed at each location as well as in all future advertising.

Alan Grimble, former CEO of Union Federal, will continue to serve as Chairman, President and CEO of MainSource Bank - Crawfordsville. In addition, Lee Walden, the former CFO of Union Federal will also continue to serve as CFO for the newly named bank.

Mr. Grimble stated, "We are excited to become a part of the MainSource family. We believe that the MainSource community banking philosophy will be well received by Union Federal customers and employees. As part of the MainSource Bank network we will be able to offer our customers and local community additional products and services. Given the challenges of being a small public company in today's environment, I believe that this transaction is an excellent opportunity for our shareholders."

Shareholders of Union Community Bancorp at the time of the merger were entitled to elect to receive either 1.4791 shares of MainSource common stock or $27.33 in cash for each share of Union Community Bancorp stock owned by them. The Merger consideration tabulation and calculation process for election forms submitted to the exchange agent by shareholders of Union Community is substantially complete, and the allocation of Union Community shares for which no election form has been submitted is anticipated to be completed in the week following the merger. Based on the election forms submitted to the exchange agent, it has been preliminarily determined that all Union Community shareholders electing to receive cash shall receive cash, and all Union Community shareholders electing to receive shares of common stock of MainSource Financial Group will receive stock. For those shares for which no election form has been submitted, the majority of those shares will be exchanged for shares of MainSource common stock in accordance with the terms of the merger agreement. Fractional shares of MainSource common stock will not be issued in the merger. Rather, shareholders of Union Community will receive cash in the amount of $18.48 multiplied times the fractional share of MainSource common stock to which they would otherwise have been entitled.

The exchange agent expects to mail MainSource common stock and cash in exchange for common stock of Union Community in accordance with the terms of the Merger Agreement within the next few days to shareholders of Union Community who have completed proper election forms and delivered their certificates for Union Community common stock to the exchange agent. Those remaining shareholders of Union Community who have not submitted proper election forms or delivered their stock certificates for Union Community common stock to the exchange agent will be automatically determined as eligible to receive cash or MainSource common stock. Such cash or MainSource common stock will be held by the exchange agent or MainSource until such shareholders of Union Community submit their Union Community certificates to the exchange agent or MainSource. The exchange agent will be mailing a letter of transmittal in the coming weeks to all non-electing shareholders for those shareholders to surrender their Union Community certificates for exchange. Any questions regarding the exchange or tabulation process should be directed to the exchange agent, Computershare Trust Company of New York, at 1-800-245-7630.

MainSource will issue 1,577,386 shares of common stock in the aggregate and pay approximately $23,846,850 in cash to the former shareholders of Union Community in the merger. In addition, options to acquire an aggregate of 262,175 shares of Union Community common stock will be cashed out for an aggregate consideration of $2,974,891.50.

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ National Market (under the symbol:"MSFG") and is a community-focused, financial holding company with assets following the merger of approximately $1.9 billion. The Company operates 60 offices in 27 Indiana counties and six offices in three Illinois counties through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana and MainSource Bank of Illinois, Kankakee, Illinois and MainSource Bank - Crawfordsville, Crawfordsville, Indiana. Through its non-banking subsidiaries, MainSource
Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company and its banking subsidiaries provide various related financial services.


Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company's loan and investment portfolios, the timing of the closing of the transaction, the timing and success of integration efforts once the transaction is complete, MainSource's expectations or ability to realize success with the affiliation with Union Community Bancorp the impact of this transaction, if successful, on MainSource's business.

The forward-looking statements included in the press release relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management's best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release.


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 MainSource Financial Group, 201 N. Broadway, P.O. Box 87, Greensburg, IN 47240